Exhibit (a)(2)

AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP
OF
NB CROSSROADS PRIVATE MARKETS FUND VI (TI) LP

THIS Amended and Restated Certificate of Limited Partnership of NB Crossroads Private Markets Fund VI (TI) LP (the “Partnership”), dated as of November 30, 2018, has been duly executed and is being filed by the undersigned in accordance with the provisions of 6 Del. C. § 17-210, to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on June 1, 2018, with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”), to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.          Name.  The name of the limited partnership formed and continued hereby is NB Crossroads Private Markets Fund VI LP.

2.         Registered Office.  The address of the registered office of the Partnership in the State of Delaware is c/o Universal Registered Agents, Inc. 12 Timber Creek Lane, Newark, Delaware 19711.

3.       Registered Agent.  The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Universal Registered Agents, Inc. 12 Timber Creek Lane, Newark, Delaware 19711.

4.          General Partner.  The name and the business address of the sole general partner of the Partnership are:  NB Crossroads PMF VI GP LLC, 325 N. Saint Paul Street, Suite 4900, Dallas, TX  75201.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership as of the date first-above written.

NB CROSSROADS PMF VI GP LLC,
the General Partner

By:	/s/ Blake Rice
Blake Rice, Authorized Signatory